Exhibit 3.2

AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ENCORE MEDICAL, INC.

November 17, 2025

Encore Medical, Inc, a corporation organized and existing under and by virtue of the provisions of the Minnesota Business Corporation Act (the "Company"), hereby states and certifies as follows:

1.	The Name of the corporation is Encore Medical, Inc.;

2.             The Company was formed upon the filing of Articles of Incorporation with the Minnesota Secretary of State on September 26, 2017;

3.             Article II of the Company's Articles of Incorporation is hereby amended to change the registered office address of the Company to 2975 Lone Oak Drive, Suite 140, Eagan, Minnesota 55121 or such other or different place as may be established from time to time.

4.             Article II of the Company's Articles of Incorporation shall hereby read, in its entirety:

ARTICLE II

The registered office address of the Company to 2975 Lone Oak Drive, Suite 140, Eagan, Minnesota 55121 or such other or different place as may be established from time to time.

5.             Article III of the Company's Articles of Incorporation is hereby amended to increase the authorized number of Common shares of capital stock from 10,000,000 shares to 20,000,000 shares;

6.             Article III of the Company's Articles of Incorporation shall hereafter read, in its entirety:

ARTICLE III

The authorized capital stock of this corporation shall be Twenty-Four Million (24,000,000) which shall be Twenty Million (20,000,000) shares of Common Stock, ($.01) par value per share, and Four Million (4,000,000) shares of Preferred Stock, par value ($.01) per share. The Preferred Stock may be issued from time to time as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is authorized, by adopting resolutions providing for the issuance of Preferred Stock of any particular series, to establish the number of shares of Preferred Stock to be included in each such series, and to fix the designation, relative powers, preferences, rights, qualifications, limitations and restrictions thereof, including without limitation the right to create voting, dividend and liquidation preferences greater than those of Common Stock.

The foregoing Amendment to the Amended and Restated Articles of Incorporation of Encore Medical, Inc. is hereby adopted in accordance with Minnesota Statues, Chapter 302A.171 and shall be in full force and effect as of the date first above written.

Except as amended above, the remainder of the Company's Articles of lncorporation shall remain unchanged and are hereby ratified and confirmed.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Articles of Incorporation has been executed by a duly authorized officer of the Company.

By:	/s/ Joseph A. Marino
Joseph A. Marino, President

Work Item 1602046500029

Original File Number 968326000036

STATE OF MINNESOTA

OFFICE OF THE SECRETARY OF STATE

FILED

11/25/2025 11:59 PM

Steve Simon

Secretary of State